   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JANUARY 12, 1998
                                                     REGISTRATION NO. 333-39013
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                               ----------------

                              AMENDMENT NO. 2 TO
                                   FORM S-3
                            REGISTRATION STATEMENT
                                     UNDER
                          THE SECURITIES ACT OF 1933

                               ----------------

                                MAIL-WELL, INC.
            (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                               ----------------

        COLORADO            23 INVERNESS WAY, SUITE          84-1250533
     (STATE OR OTHER                  160                 (I.R.S. EMPLOYER
     JURISDICTION OF          ENGLEWOOD, CO 80112      IDENTIFICATION NUMBER)
    INCORPORATION OR            (303) 790-8023
      ORGANIZATION)
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                               ----------------

                            ROGER WERTHEIMER, ESQ.
                          23 INVERNESS WAY, SUITE 160
                              ENGLEWOOD, CO 80112
                                (303) 790-8023
(NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                               ----------------

                                  COPIES TO:

                          HERBERT H. DAVIS III, ESQ.
                    ROTHGERBER, APPEL, POWERS & JOHNSON LLP
                      1200 SEVENTEENTH STREET, SUITE 3000
                            DENVER, COLORADO 80202
                                (303) 623-9000

  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: from time to time after this Registration Statement becomes effective.

  If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]

  If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 of the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

PROSPECTUS
-------------------------------------------------------------------------------

                              695,200 Shares

                                MAIL-WELL, INC.

                                 Common Stock
-------------------------------------------------------------------------------

This Prospectus relates to the offering of 695,200 shares of common stock, par value $.01 per share (the "Shares") of Mail-Well, Inc. ("Mail-Well" or the "Company") which may be offered from time to time by certain selling shareholders of the Company (the "Selling Shareholders"). The Company will not receive any of the proceeds from the sale of Shares by the Selling Shareholders.

The Company's common stock (the "Common Stock") is listed on the New York Stock Exchange under the symbol "MWL". The Shares may be offered by the Selling Shareholders from time to time in one or more transactions on the New York Stock Exchange at prices prevailing thereon, in negotiated transactions, or to or through underwriters or dealers, at such prices as may be agreed upon, or in a combination of such methods of sale. See "Plan of Distribution." The price at which any of the Shares may be sold, and the commissions or discounts, if any, paid in connection with any such sale, are unknown and may vary from transaction to transaction. The Company will pay all expenses incident to the offering and sale of the Shares to the public other than any commissions and discounts of underwriters, dealers or agents and any transfer taxes. See "Selling Shareholders" and "Plan of Distribution."

SEE "RISK FACTORS" ON PAGES 6 TO 9 FOR A DISCUSSION OF CERTAIN MATERIAL FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

-------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
-------------------------------------------------------------------------------

The Date of this Prospectus is January 12, 1998

                             AVAILABLE INFORMATION

  The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith, files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information can be inspected and copied at the public reference facilities maintained by the Commission at Judiciary Plaza, 450 Fifth Street, N.W. Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such material can be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W. Washington, D.C. 20549. Such reports and other information concerning the Company may also be inspected at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005. The Commission also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

  The Company has filed with the Commission a registration statement on Form S-3 (including all amendments thereto, the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Shares offered hereby. As permitted by the rules and regulations of the Commission, this Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto. Such additional information is available for inspection and copying at the offices of the Commission. Statements contained in this Prospectus, in any Prospectus Supplement or in any document incorporated by reference herein or therein as to the contents of any contract or other document referred to herein or therein are not necessarily complete, and in each instance reference is made to the copy of such contract or other document filed as an exhibit to, or incorporated by reference in, the Registration Statement, each such statement being qualified in all respects by such reference.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

  The following documents, all of which were previously filed by the Company with the Commission pursuant to the Exchange Act, are hereby incorporated by reference in this Prospectus:

  (1) the Company's Annual Report on Form 10-K, and the Amendment on Form 10-K/A filed on October 28, 1997, for the year ended December 31, 1996 (File No. 0-26692);

  (2) the Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1997 and June 30, 1997 and the Amendments on Form 10-Q/A filed on September 12, 1997 and October 28, 1997 for the quarter ended June 30, 1997 (File No. 0-26692) and the Company's Quarterly Report on Form 10-Q for the quarter ended September 30, 1997 (File No. 1-12551);

  (3) the description of the Common Stock contained in the Company's registration statement on Form 8-B (File No. 1-12551) filed with the Commission on May 23, 1997; and

  (4) the Company's Current Reports on Form 8-K, dated May 20, 1997 and November 19, 1997.

  All reports and documents filed by the Company subsequent to the date of this Prospectus pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act and subsequent to the date of this Prospectus and prior to the termination of the offering of the Shares covered by this Prospectus shall be deemed to be incorporated by reference and to be a part hereof from the date of filing of such documents.

  Any statement contained herein or in a document incorporated by reference or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that such statement is modified or replaced by a statement contained in this Prospectus or in any other subsequently filed document that also is or is deemed to be incorporated by reference into this Prospectus. Any such statement so modified or superseded shall not be deemed, except as so modified or replaced, to constitute a part of this Prospectus.

  The Company undertakes to provide without charge to each person to whom a copy of this Prospectus has been delivered, upon the written or oral request of any such person to the Company, a copy of any or all of the documents referred to above that have been or may be incorporated into this Prospectus by reference, including exhibits to such documents (unless such exhibits are specifically incorporated by reference to such documents). Requests for such copies should be directed to Investor Relations, Mail-Well, Inc., 23 Inverness Way East, Englewood, Colorado 80112, telephone number (303) 790-8023.

                                  THE COMPANY

  The Company is the largest printer and manufacturer of envelopes in the United States and Canada, competing primarily in the higher-margin consumer direct market segment of the envelope industry in which envelopes are designed and manufactured to customer specifications. In addition, the Company is the leading high-impact color printer in the United States. As of September 30, 1997, the Company and its subsidiaries operated 53 envelope plants and printing facilities throughout the United States and Canada serving over 40,000 customers.

  Since its formation in 1994, the Company has achieved significant growth in both revenues and net income through a business strategy that focuses on acquisitions, internal growth and operating leverage. As a result of this strategy, revenue and net income increased to $778.5 million and $16.9 million, respectively, for the Company in 1996 from $262.3 million and $1.4 million, respectively, for the Company and its predecessors in 1994. For the nine months ended September 30, 1997, the Company's revenue and net income grew to $653.0 million and $20.0 million, respectively, from $579.3 million and $11.4 million, respectively, during the same period in 1996.

  The envelope and high-impact color printing industries are highly fragmented. There are approximately 215 independent envelope companies in the United States and Canada, generating in excess of $3.0 billion in annual revenues. The Company estimates that there are approximately 500 commercial printing companies in the United States competing in the high-impact color segment of the printing industry, generating approximately $3.5 billion in annual revenues in that segment. The Company's objective is to grow both internally and externally. Internally, the Company plans to expand the products and services sold to existing customers and to add new customers. Externally, the Company plans to continue to grow by pursuing acquisition opportunities to capitalize on the consolidation occurring within these industries. From December 1, 1994 through September 30, 1997, the Company completed ten acquisitions in the envelope and commercial printing industries, ranging in size from $6.1 million to $97.4 million.

  Management believes that it enjoys, and will continue to enjoy, certain competitive advantages, including (i) the ability to utilize the Company's network of strategically located plants and sales offices to attract customers that require production from multiple locations, (ii) the ability to realize cost savings as a result of volume related purchases of paper, ink and other raw materials, (iii) the reduction of overhead expense through the consolidation of certain administrative functions for insurance, employee health benefits and financial management, (iv) the ability to increase profitability through the optimization of equipment utilization among facilities, (v) the ability to offer customers greater flexibility in meeting their needs due to more available capacity and equipment capabilities and (vi) the ability to combine the responsiveness of a local or regional facility with the resources of a large national company.

  The Company's envelope products include standard size envelopes as well as envelopes with features customized for mass mailing markets. The Company also produces medical folders, overnight mailers, photofinishing envelopes, airline and car rental jackets, tags and interoffice envelopes. The Company's high-impact printed products are designed to elicit the maximum response from the reader and include advertising literature, high-end catalogs and brochures, calendars and annual reports. The Company is recognized as an innovative provider of quality printed products to leading companies throughout the United States.

  The Company's principal executive offices are located at 23 Inverness Way East, Englewood, Colorado 80112; its telephone number is (303) 790-8023.

                           RECENT DEVELOPMENTS

  In November 1997, the Company issued and sold $152 million aggregate principal amount of 5% Convertible Subordinated Notes due 2002 (the "Convertible Notes") in a firm commitment public offering. The proceeds of such offering were used to repay certain indebtedness of the Company's subsidiaries under the Company's bank credit agreements. Simultaneously with the sale of the Convertible Notes, the Company replaced its existing bank facilities, consisting of secured term and revolving loans with an unsecured revolving credit line. In connection with the repayment of its prior bank facilities, the Company expects to report an extraordinary charge for early retirement of debt of approximately $6.1 million, net of taxes, for the fourth quarter of 1997.

  On December 2, 1997, the Company acquired the Cambridge, Maryland printing operations of Golden Books Family Entertainment, Inc. Annual sales for this facility approximate $33 million.

  On January 1, 1998 the Company acquired all of the outstanding shares of common stock of Poser Business Forms, Inc. ("Poser"), a printer of custom business communications documents located in Fairhope, Alabama. Annual sales for Poser approximate $90 million.

  The Company paid approximately $81 million in cash in the aggregate for these two acquisitions. Neither acquisition was "significant" as defined by the rules of the Commission.

                                 RISK FACTORS

  An investment in the Common Stock offered hereby involves a high degree of risk. Prospective investors should consider carefully the following factors, in addition to other information contained in this Prospectus, in connection with an investment in the Common Stock offered hereby.

  This Prospectus contains statements which constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). The words "expect," "believe," "goal," "plan," "intend," "estimate" and similar expressions and variations thereof used in this Prospectus are intended to specifically identify forward-looking statements. Those statements appear in a number of places in this Prospectus and include statements regarding, but not limited to, product demand and sales, growth rate, ability to obtain assumed productivity savings, quality controls, availability of acquisition opportunities and their related costs, cost savings due to integration and synergies associated with acquisitions, ability to obtain additional financings and bank debt restructuring, interest rates, foreign currency exchange rates, paper and raw material costs, waste paper prices, ability to pass through paper costs to customers, postage rates, changes in the direct mail industry, competition, ability to develop new products, labor costs, labor relations and advertising costs. Prospective investors are cautioned that any such forward-looking statements are not guarantees of future performance and involve risks and uncertainties, and that actual results may differ materially from those projected in the forward-looking statements as a result of various factors. The Company undertakes no obligation to publicly update or revise forward-looking statements made in this Prospectus to reflect events or circumstances after the date of this Prospectus or to reflect the occurrence of unanticipated events.

  LEVERAGE. The Company has incurred substantial indebtedness in connection with financing its acquisitions and operations, including the Convertible Notes. The degree to which the Company is leveraged could have important consequences to the holders of the Company's securities, including the following: (i) the Company's ability to obtain additional financing for working capital, acquisitions or other purposes in the future may be limited,
(ii) a substantial portion of the Company's cash flow from operations will be dedicated to the payment of principal and interest on indebtedness, (iii) the Company may be more vulnerable to economic downturns or other adverse developments than less leveraged competitors, and (iv) borrowings under the Company's bank credit agreements (as amended through the date hereof, the "Credit Agreements") bear interest at fluctuating rates which could result in higher interest expense in the event of an increase in interest rates. The Company's ability to make scheduled payments of principal or interest on, or to refinance, indebtedness will depend on future operating performance and cash flow, which are subject to prevailing economic conditions and financial, competitive and other factors beyond the Company's control.

  AVAILABILITY, FINANCING AND INTEGRATION OF ACQUISITIONS. The Company has grown rapidly through acquisitions. Although the Company believes it has an adequate infrastructure, there can be no assurance that the Company's current management, personnel and other corporate infrastructure will be adequate to manage the Company's growth. In addition, to the extent the success of the Company's strategy is contingent on making further acquisitions, there can be no assurance that the Company will be able to identify and acquire acceptable acquisition candidates on terms favorable to the Company or that the Company will be able to integrate such acquisitions successfully. Increased competition for acquisition candidates may develop, in which event there may be fewer acquisition opportunities available to the Company as well as higher acquisition prices. There can be no assurance that the Company will be able to continue to identify, acquire or profitably manage additional businesses or successfully integrate acquired businesses, if any, into the Company without substantial costs, delays or other operational or financial problems. Further, acquisitions involve a number of special risks, including possible adverse effects on the Company's operating results, diversion of management's attention, failure to retain key acquired personnel, risks associated with unanticipated events or liabilities and amortization of acquired intangible assets, some or all of which could have a material adverse effect on the Company's business, financial condition and results of operations.

  The Company may finance future acquisitions through the incurrence of additional bank indebtedness, the utilization of cash from operations, the issuance of Common Stock or other securities, or any combination thereof. In the event that the Common Stock does not maintain a sufficient market value, or potential acquisition candidates are otherwise unwilling to accept Common Stock or other securities as part of the consideration for the sale of their businesses, the Company may be required to utilize more of its cash resources or available funds under its Credit Agreements in order to finance future acquisitions. If the Company does not have sufficient cash resources, its ability to make acquisitions could be limited unless it is able to obtain additional capital through debt or equity financings. There can be no assurance that the Company will be able to obtain all the financing it will need in the future on terms the Company deems acceptable.

  UNITED STATES AND CANADIAN POSTAL SERVICES. Because the great majority of envelopes used in the United States and Canada are sent through the mail, postal rates are a significant factor affecting the growth of envelope usage. Historically, increases in postal rates, relative to changes in the cost of alternative delivery means and/or advertising media, have resulted in temporary reductions in the growth rate of mail sent. For example, third class postal rates increased approximately 50% and 14% in 1991 and 1995, respectively, contributing to a substantial leveling off in the growth rate of third class mail sent during the periods following such increases. In 1997, the U.S. Postal Service announced proposed rate increases of approximately 4% for direct mail and 3% for first class mail, and a proposed 6% rate decrease for prepaid, courtesy reply envelopes. The recent proposed postal rate increases are significantly less than the cumulative rate of inflation since the last postal rate increases. Management does not expect that these postal rate increases will go into effect until mid-1998 and, if implemented, does not anticipate the rate increases to negatively impact mail volume, although there can be no assurance in that regard.

  The Canadian Post Corporation (the "CPC") increased the basic postal rate by approximately 4.7% in 1995, and approximately 6.7% in 1996, contributing to a leveling off of the growth rate of mail sent during the periods immediately following such increases. Although the CPC has announced its intention to raise rates further in 1998, management believes such an increase will be minimal and does not anticipate that it will have a negative impact on mail volume. There can be no assurance, however, that future increases in United States and/or Canadian postal rates will not have a material adverse effect on the Company's financial condition and results of operations.

  LABOR RELATIONS. As of September 30, 1997, the Company had approximately 6,600 full-time employees, of which approximately 2,100 employees were members of 14 local labor unions. If unionized employees were to engage in a concerted strike or other work stoppage, or if other employees were to become unionized, the Company could experience a disruption of operations and higher labor costs. Although the Company believes that its current labor relations are good, there can be no assurance that future negotiations upon expiration of its union contracts will not lead to a disruption of operations or work stoppage, or that a protracted work stoppage in such event would not have a material adverse effect on the Company's operations.

  COST AND AVAILABILITY OF PAPER. The cost of paper represents a significant portion of the Company's cost of materials. Increases in paper costs could have a material adverse effect on the Company's results of operations and financial condition. Historically, the Company has been successful in maintaining gross profit margins when paper prices increase by passing paper price increases on to its customers and by receiving increased proceeds from waste paper sales. There can be no assurance, however, that the Company will be able to continue to pass on future increases in the cost of paper. Moreover, rising paper costs and their consequent impact on the Company's pricing could have a material adverse effect on the Company's volume of units sold. For example, successive paper price increases during the latter part of 1995 and early 1996 resulted in a decline in demand for the Company's products, particularly from the direct-mail advertising industry.

  Proceeds from the sale of waste paper were equal to 1.1% of the Company's net sales and 5.2% of the Company's gross profits for the nine months ended September 30, 1997. Prices for waste paper generally fluctuate in a pattern similar to changes in raw paper prices. Accordingly, in a falling paper price environment, the Company's proceeds from waste paper sales could decrease significantly. Although management believes that the Company will be able to generate waste paper proceeds in the future, there can be no assurance that such proceeds will not decline from current levels.

  Due to the significance of paper in the manufacture of most of the Company's products, the Company is dependent upon the availability of paper. During periods of tight paper supply, many paper producers allocate shipments of paper based on the historical purchase levels of customers. As a result of the Company's large volume paper purchases from several paper producers, the Company generally has not experienced difficulty in obtaining adequate quantities of paper, although occasionally the Company has experienced minor delays in delivery. Although management believes that the Company's large volume paper purchases will continue to enable the Company to receive adequate supplies of paper in the future, there can be no assurance in this regard.

  COMPETITION. The envelope and commercial printing industries in which the Company competes are extremely fragmented and highly competitive. In the envelope market, the Company competes primarily with a few multi-plant and many single-plant companies servicing regional and local markets. The Company also faces competition from alternative sources of communication and information transfer such as facsimile machines, electronic mail, interactive video disks, interactive television and electronic retailing. In the commercial printing market, the Company competes against a number of large, diversified and financially stronger printing companies, as well as regional and local commercial printers, many of which are capable of competing with the Company in both volume and production quality.

  AVAILABILITY OF ALTERNATIVE DELIVERY MEDIA. The Company's envelope printing and manufacturing business is highly dependent upon the demand for envelopes sent through the mail. Such demand comes from utility companies, banks and other financial institutions, among others. As the current trend towards usage of the Internet and other electronic media by consumers for such purposes as paying utility and credit card bills grows, the Company expects the demand for envelopes for such purposes to decline. Although management believes that overall demand for envelopes will continue to grow at rates comparable to recent historical levels, there can be no assurance that competition from alternative media will not have an adverse effect on such demand.

  NATURE OF PRINTING BUSINESS. The envelope and high-impact color printing businesses in which the Company competes are generally characterized by individual orders from customers or short-term (less than one year) supply contracts. In the high-impact color printing market in particular, customer orders are typically for specific printing jobs, and continued or repeat engagements for successive jobs depending upon the customer's satisfaction with the services provided. Although the Company is not dependent upon any one customer or group of customers, and management believes that the Company has and will continue to have excellent relations with its customers, there can be no assurance that any particular customer will continue to do business with the Company over an extended period of time. In addition, the timing of particular jobs or types of jobs at particular times of year may cause fluctuations in the financial results of the Company's high-impact color printing operations in any given quarter.

  RESTRICTIVE COVENANTS. The Credit Agreements and the indenture pursuant to which the 10 1/2% Senior Subordinated Notes due 2004 were issued by Mail-Well I Corporation, a wholly-owned subsidiary of the Company (the "Indenture"), contain numerous financial and operating covenants and require the Company and its subsidiaries to meet certain financial ratios and tests. A failure to comply with the obligations contained in the Credit Agreements or the Indenture could result in an event of default under either the Credit Agreements or the Indenture which could permit acceleration of the related debt and acceleration of debt under other instruments that may contain cross-acceleration or cross-default provisions.

  CONTROL BY MANAGEMENT AND DIRECTORS. As of September 30, 1997, officers and directors of the Company and entities affiliated with them beneficially owned approximately 23.0% of the then outstanding shares of Common Stock. In addition, the Company's employee stock ownership plan ("ESOP") owned approximately 10.4% of the outstanding shares, of which approximately 5.0% were unallocated and thus voted by management on all matters. As a result, management and directors exercise substantial influence over the Company's affairs.

  TERMS OF THE CONVERTIBLE NOTES. The Convertible Notes were issued pursuant to an Indenture and Indenture Supplement, each dated as of November 19, 1997 (collectively, the "Convertible Note Indenture"), pursuant to which the Convertible Notes are convertible into Common Stock at a price of $38.00 per share (equivalent to a conversion rate of 26.3158 shares per $1,000 principal amount of Convertible Notes) at any time after January 18, 1998 and prior to November 1, 2002. All of the shares of Common Stock issued upon conversion of the Convertible Notes will be freely transferable and eligible to trade on the NYSE. Sales of such shares of Common Stock on the NYSE or otherwise in the public market may have an adverse effect on the market price of the Common Stock.

  In addition, pursuant to the Convertible Note Indenture, each holder of the Convertible Notes has the right to require the Company to repurchase all or any $1,000 increment of such holder's Convertible Notes at a purchase price equal to 101% of the principal amount thereof, plus accrued and unpaid interest thereon, upon the occurrence of certain events constituting a change of control of the Company. This right to require the Company to repurchase Convertible Notes as a result of such event could have the effect of delaying, deferring, discouraging or preventing a change of control transaction, including without limitation a merger, consolidation or tender offer for the Common Stock, even if such transaction is supported by the Company's Board of Directors or is favorable to its stockholders.

  VOLATILITY OF STOCK PRICE. Since the completion of the Company's initial public offering in September 1995, the market price of the Common Stock has fluctuated significantly. The Company believes that factors such as announcements of developments related to the Company's business, sales by competitors, including sales to the Company's customers, sales of the Common Stock into the public market, including by members of management, developments in the Company's relationship with its customers, partners, distributors and suppliers, shortfalls or changes in analysts expectations for revenue, gross margins, earnings or losses or other financial results, regulatory developments, fluctuations in results of operations, seasonality and general conditions in the Company's market or the markets served by the Company's customers or the economy could cause the price of the Common Stock to fluctuate substantially. In addition, the stock market has experienced extreme price fluctuations which have often been unrelated to the operating performance of affected companies. There can be no assurance that the market price of the Common Stock will not decline substantially, or otherwise continue to experience significant fluctuations in the future, including fluctuations that are unrelated to the Company's operating performance.

  HOLDING COMPANY STRUCTURE. The only asset of the Company is the capital stock of Mail-Well I Corporation. Because all of the operations of the Company are conducted through its subsidiaries, the Company's cash flow and consequently its ability to service debt and pay dividends is dependent upon the cash flow of its subsidiaries and the transfer of funds by its subsidiaries to the Company in the form of loans, dividends or otherwise. The subsidiaries are distinct legal entities and have no obligation, contingent or otherwise, to pay any amounts due pursuant to the various obligations of indebtedness of the Company or to make any funds available therefor, whether in the form of loans, dividends or otherwise. Moreover, the Credit Agreements and the Indenture restrict the Company's ability to pay dividends.

  ENVIRONMENTAL COMPLIANCE. The Company's operations are subject to federal, state and local environmental laws and regulations relating to air emissions, waste generation, handling, management and disposal, and at certain facilities, wastewater treatment and discharge. In addition, certain of the Company's predecessors have been designated as potentially responsible parties under the Comprehensive Environmental Response, Compensation and Liability Act of 1980 with respect to off-site disposal of hazardous waste. While management believes that the Company has minimal exposure as a result of such designations and that the Company's current operations are in substantial compliance with applicable environmental laws and regulations, there can be no assurance that currently unknown matters, new laws and regulations, or stricter interpretations of existing laws and regulations will not materially affect the Company's business or operations in the future.

  DEPENDENCE ON KEY MANAGEMENT. The Company's success will continue to depend to a significant extent on its executive officers and other key management personnel. The Company has not currently entered into employment agreements with its executive officers. There can be no assurance that the Company will be able to retain its executive officers and key personnel or attract additional qualified management in the future. In addition, the success of certain of the Company's acquisitions may depend, in part, on the Company's ability to retain management personnel of the acquired companies. The Company does not carry key-person insurance on any of its managerial personnel.

                                USE OF PROCEEDS

  The Company will not receive any of the proceeds from the sale of the Shares. All proceeds from the sale of the Shares will be for the account of the Selling Shareholders, as described below. See "Selling Shareholders" and "Plan of Distribution."

                              SELLING SHAREHOLDERS

  The following table lists, as of the date of this Prospectus, the Selling Shareholders for whose account the Shares are being offered hereby, the relationship each Selling Shareholder has with the Company, the number of shares (and percentage if greater than one percent) of Common Stock held by such Selling Shareholder prior to the offering, the number of Shares being offered hereby for the Selling Shareholder's account, and (if greater than one percent) the percentage of the outstanding Common Stock to be owned by such Selling Shareholder after completion of the offering:

                                               SHARES BENEFICIALLY           SHARES BENEFICIALLY
                                                   OWNED PRIOR                   OWNED AFTER
                                                 TO THE OFFERING                THE OFFERING
                                               --------------------          ----------------------
                                                                     SHARES
       NAME         POSITION WITH THE COMPANY    NUMBER     PERCENT  OFFERED  NUMBER      PERCENT
       ----         -------------------------  ------------ -------  ------- ----------- ----------
Gerald F. Mahoney   Chairman of the Board and     1,063,350    5.6   300,000     763,350     4.0
                     Chief Executive Officer,
                     Director
Paul V. Reilly      Senior Vice President,           58,522     *      3,700      54,822      *
                     Finance and Chief
                     Financial Officer
Roger Wertheimer    Vice President, General          20,082     *      1,500      18,582      *
                     Counsel and Secretary
Robert J. Terry     President and Chief             195,228    1.0    33,000     162,228      *
                     Operating Officer--U.S.
                     Envelope Operations,
                     Director
Frank J. Hevrdejs   Director                      1,108,107    5.9   345,000     763,107     4.0
Jerome W. Pickholz  Director                         39,145     *     12,000      27,145      *

--------
* less than one percent.

  The information in this table with respect to the percentage of outstanding Common Stock is based on the assumption that the number of outstanding shares of Common Stock does not increase or decrease from the number of shares of Common Stock used to prepare this table as of the date of this Prospectus. The Company may amend or supplement this Prospectus to update the disclosure set forth herein.

                           PLAN OF DISTRIBUTION

  The Shares covered by this Prospectus may be offered and sold from time to time by the Selling Shareholders. The Selling Shareholders may act independently of the Company in making decisions with respect to the timing, manner and size of each sale. The Selling Shareholders may sell the Shares being offered hereby on the New York Stock Exchange, or otherwise, at prices and under terms then prevailing or at prices related to the then current market price or at negotiated prices. The Shares may be sold by one or more of the following means of distribution: (a) a block-trade in which the broker-dealer so engaged will attempt to sell Shares as agent, but may position and resell a portion of the block as principal to facilitate the transaction; (b) purchases by a broker-dealer as principal and resale by such broker- dealer for its own account pursuant to this Prospectus; (c) an over-the-counter distribution in accordance with the rules of the New York Stock Exchange; (d) ordinary brokerage transactions and transactions in which the brokers solicit purchasers and (e) in privately negotiated transactions. To the extent required, this Prospectus may be amended and supplemented from time to time to describe a specific plan of distribution. In connection with distribution of the Shares or otherwise, the Selling Shareholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of the Company's Common Stock in the course of hedging the positions they assume with Selling Shareholders. The Selling Shareholders may also sell the Company Common Stock short and redeliver the shares to close out such short positions. The Selling Shareholders may also enter into options or other transactions with broker-dealers or other financial institutions which require the delivery to such broker-dealer or other financial institution of Shares offered hereby, which Shares such broker-dealer or other financial institution may resell pursuant to this Prospectus (as supplemented or amended to reflect such transaction). The Selling Shareholders may also pledge Shares to a broker-dealer or other financial institution, and, upon a default, such broker-dealer or other financial institution may effect sales of the pledged Shares pursuant to this Prospectus (as supplemented or amended to reflect such transaction). In addition, any Shares that qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

  Alternatively, the Selling Shareholders may sell the Shares to or through underwriters or dealers, either independent of or in conjunction with an underwritten offering by the Company. The Selling Shareholders may sell the Shares to one or more underwriters for public offering and sale by them or may sell the Shares to investors directly or through agents or dealers. Any such underwriter, agent or dealer involved in the offer and sale of the Shares will be named in an applicable Prospectus Supplement. Shares offered pursuant to a particular Prospectus Supplement are referred to herein as "Offered Shares."

  Underwriters may offer and sell the Offered Shares at a fixed price or prices, which may be changed, or from time to time at market prices prevailing at the time of sale, at prices related to such prevailing market prices or at negotiated prices. The Selling Shareholders also may, from time to time, authorize underwriters acting as its agents to offer and sell the Offered Shares upon the terms and conditions set forth in the applicable Prospectus Supplement. In connection with the sale of Offered Shares, underwriters may be deemed to have received compensation from the Selling Shareholders in the form of underwriting discounts or commissions and may also receive commissions from purchasers of Offered Shares for whom they may act as agent. Underwriters may sell Offered Shares to or through dealers, and such dealers may receive compensation in the form of discounts and commissions or concessions from the underwriters and/or commissions (which may be changed from time to time) from the purchasers for whom they may act as agent.

  Any underwriting compensation paid by the Selling Shareholders to underwriters or agents in connection with the offering of Offered Shares, and any discounts and commissions or concessions allowed by underwriters to participating dealers, will be set forth in an applicable Prospectus Supplement. Underwriters, dealers and agents participating in the distribution of the Offered Shares may be deemed to be underwriters under the Securities Act, and any discounts and commissions received by them and any profit realized by them on resale of the Offered Shares may be deemed to be underwriting discounts and commissions under the Securities Act. Underwriters, dealers and agents may be entitled, under agreements with the Selling Shareholders, to indemnification against and contribution toward certain civil liabilities, including liabilities under the Securities Act, and to reimbursement by the Selling Shareholders for certain expenses.

  If a dealer is utilized in the sale of the Shares in respect of which this Prospectus is delivered, the Selling Shareholders will sell such Shares to such dealer, as principal. The dealer may then resell such Shares to the public at varying prices to be determined by such dealer at the time of resale.

  If so indicated in an applicable Prospectus Supplement, the Selling Shareholders will authorize dealers acting as its agents to solicit offers by certain institutions to purchase Offered Shares from the Selling Shareholders at the public offering price set forth in such Prospectus Supplement pursuant to Delayed Delivery Contracts ("Contracts") providing for payment and delivery on the date or dates stated in such Prospectus Supplement. Each Contract will be for an amount not less than, and the aggregate principal amount of Offered Shares sold pursuant to Contracts shall not be less nor more than, the respective amounts stated in such Prospectus Supplement. Institutions with whom Contracts, when authorized, may be made include commercial and savings banks, insurance companies, pension funds, investment companies, educational and charitable institutions and other institutions, but will in all cases be subject to the approval of the Selling Shareholders. The terms and conditions of any Contracts will be set forth in the applicable Prospectus Supplement relating thereto. Agents and underwriters will have no responsibility in respect of the delivery or performance of Contracts.

  In order to comply with the securities laws of certain states, if applicable, the Shares must be sold in such jurisdictions only through registered or licensed brokers or dealers. In addition, in certain states the Shares may not be sold unless they have been registered or qualified for sale in the applicable state or an exemption from the registration or qualification requirement is available and is complied with.

                                 LEGAL MATTERS

  The validity of the issuance of the shares of Common Stock offered hereby has been passed upon for the Company by Rothgerber, Appel, Powers & Johnson LLP, Denver, Colorado.

                                    EXPERTS

  The consolidated financial statements and related financial statement schedules incorporated in this Prospectus by reference from the Company's Annual Report on Form 10-K have been audited by Deloitte & Touche LLP, independent auditors, as stated in their reports, which are incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR ANY OF THE SELLING SHAREHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITATION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Available Information......................................................   2
Incorporation of Certain Documents by Reference............................   2
The Company................................................................   4
Recent Developments........................................................   5
Risk Factors...............................................................   6
Use of Proceeds............................................................  10
Selling Shareholders.......................................................  10
Plan of Distribution.......................................................  11
Legal Matters and Experts..................................................  12

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                              695,200 Shares

                    [LOGO OF MAIL-WELL, INC. APPEARS HERE]

                             MAIL-WELL, INC.

                                 Common Stock


                               ----------------
                                  PROSPECTUS
                               ----------------

                             January 12, 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

  The estimated expenses of the offering (except for SEC registration and New York Stock Exchange listing fees), all of which are to be borne by the Registrant, are as follows:

   Printing Expenses.................................................. $ 60,000
   Accounting Fees and Expenses.......................................   35,000
   Legal Fees and Expense.............................................   50,000
   Registrar and Transfer Agent Fees..................................    1,000
   SEC Registration Fee...............................................   46,270
   New York Stock Exchange Listing Fees...............................   10,500
   Blue Sky Fees......................................................    5,000
   Miscellaneous                                                          5,000
                                                                       --------
     TOTAL............................................................ $212,770
                                                                       ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS.

  Section 7-109-101 et seq. of the Colorado Business Corporation Act ("CBCA") empowers a Colorado corporation to indemnify its directors, officers, employees and agents under certain circumstance, as well as providing for the elimination of personal liability of directors and officers of a Colorado corporation for monetary damages.

  Article V of the Articles of Incorporation of the Registrant reads as follows:

  "The Corporation shall indemnify, to the fullest extent permitted by applicable law in effect from time to time, any person, and the estate and personal representative of any such person, against all liability and expense (including attorneys' fees) incurred by reason of the fact that he or she is or was a director or officer of the Corporation or, while serving as a director or officer of the Corporation, he or she is or was serving at the request of the Corporation as a director, officer, partner, trustee, employee, fiduciary, or agent of, or in any similar managerial or fiduciary position of, another domestic or foreign Corporation or other individual or entity or of an employee benefit plan. The Corporation shall also indemnify any person who is serving or has served the Corporation as director, officer, employee, fiduciary, or agent, and that person's estate and personal representative, to the extent and in the manner provided in any bylaw, resolution of the shareholders or directors, contract, or otherwise, so long as such provision is legally permissible."

  Article VI of the Articles of Incorporation of the Registrant reads as follows:

  "There shall be no personal liability of a director to the Corporation or to its shareholders for monetary damages for breach of fiduciary duty as a director, except that said personal liability shall not be eliminated to the Corporation or to the shareholders for monetary damages arising due to any breach of the director's duty of loyalty to the Corporation or to the shareholders, acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, acts specified in section 7-108-403, C.R.S., or any transaction from which a director derived an improper personal benefit. Notwithstanding any other provisions herein, personal liability of a director shall be eliminated to the greatest extent possible as is now, or in the future, provided for by law. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification."

  The Company has entered into Indemnity Agreements with its directors and certain key officers pursuant to which the Company generally is obligated to indemnify its directors and such officers to the full extent permitted by the CBCA as described above.

  The Company has purchased liability insurance policies covering directors and officers in certain circumstances.

ITEM 16. EXHIBITS.

  The following Exhibits are filed as a part of this Registration Statement pursuant to Item 601 of Regulation S-K:

 EXHIBIT
 NUMBER
 -------
   *1.1  Form of Underwriting Agreement
  **4.1  Form of Certificate representing the Common Stock, par value $0.01 per share, of the Company--incorporated by reference from exhibit 4.1 of the Company's Amendment No. 1 to the Form S-3 filed on October 29,
          1997 (Reg. No. 333-35561)
  **4.2  The Company's Articles of Incorporation--incorporated by reference from exhibit 3(i) of the Company's Form 10-Q for the quarter ended
          June 30, 1997
    5.1  Legal Opinion of Rothgerber, Appel, Powers & Johnson LLP
   23.1  Consent of Rothgerber, Appel, Powers & Johnson LLP (Reference is made to Exhibit 5.1)
    23.2 Consent of Deloitte & Touche LLP
  **24.1 Power of Attorney

--------

* To be incorporated by reference from a Current Report on Form 8-K prior to the offering of the Shares thereunder.

** Previously filed.

ITEM 17. UNDERTAKINGS.

  (a) The undersigned registrant hereby undertakes:

    (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

    (2) That, for the purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

  (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit, or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

  (d) The undersigned registrant hereby undertakes that:

      (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to rule 424(b)(1) or
  (4) or 497(h) under the Securities Act shall be deemed to be part of this registration statement as of the time it was declared effective.

      (2) For the purposes of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                  SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THE REGISTRANT CERTIFIES THAT IT HAS REASONABLE GROUNDS TO BELIEVE THAT IT MEETS ALL OF THE REQUIREMENTS FOR FILING ON FORM S-3 AND HAS DULY CAUSED THIS AMENDMENT TO THE REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF ENGLEWOOD, STATE OF COLORADO, ON JANUARY 12, 1998.

                                  MAIL-WELL, INC.


                                  By:            /s/ *
                                     ------------------------------------------
                                     Roger Wertheimer, as attorney-in-fact for
                                     Gerald F. Mahoney, Chief Executive Officer


  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, THIS REGISTRATION STATEMENT HAS BEEN SIGNED BY THE FOLLOWING PERSONS IN THE CAPACITIES AND ON THE DATES INDICATED.


              SIGNATURE                        TITLE                 DATE
              ---------                        -----                 ----
             /s/ *                     Chairman of the           January 12,
-------------------------------------   Board/Chief               1998.
  ROGER WERTHEIMER, AS ATTORNEY-IN-     Executive
   FACT FOR GERALD F. MAHONEY           Officer/Director

             /s/ *                     Senior Vice               January 12,
-------------------------------------   President/Chief           1998.
  ROGER WERTHEIMER, AS ATTORNEY-IN-     Financial Officer
    FACT FOR PAUL V. REILLY             (principal
                                        financial officer
                                        and principal
                                        accounting officer)

             /s/ *                     President and             January 12,
-------------------------------------   C.E.O., U.S.              1998.
  ROGER WERTHEIMER, AS ATTORNEY-IN-     Envelope
    FACT FOR ROBERT J. TERRY            Operations/Director

             /s/ *                     Director                  January 12,
-------------------------------------                             1998.
  ROGER WERTHEIMER, AS ATTORNEY-IN-
    FACT FOR FRANK P. DIASSI

             /s/ *                     Director                  January 12,
-------------------------------------                             1998.
  ROGER WERTHEIMER, AS ATTORNEY-IN-
     FACT FOR J. BRUCE DUTY

             /s/ *                     Director                  January 12,
-------------------------------------                             1998.
  ROGER WERTHEIMER, AS ATTORNEY-IN-
  FACT FOR FRANK J. HEVERDEJS



              SIGNATURE                         TITLE                DATE
              ---------                         -----                ----
             /s/ *                      Director                 January 12,
-------------------------------------                             1998.
         JEROME W. PICKHOLZ

             /s/ *                      Director                 January 12,
-------------------------------------                             1998.
          W. THOMAS STEVENS


*By:   /s/ Roger Wertheimer
     ---------------------------
        ROGER WERTHEIMER
        ATTORNEY-IN-FACT


                               INDEX TO EXHIBITS


 EXHIBIT NO.                              EXHIBITS
 -----------                              --------
     *1.1    Form of Underwriting Agreement
    **4.1    Form of Certificate representing the Common Stock, par value $0.01 per share, of the Company--incorporated by reference from exhibit
             4.1 of the Company's Amendment No. 1 to the Form S-3 filed on
             October 29, 1997 (Reg. No. 333-35561)
    **4.2    The Company's Articles of Incorporation--incorporated by reference from exhibit 3(i) of the Company's Form 10-Q for the quarter ended
             June 30, 1997
      5.1    Legal Opinion of Rothgerber, Appel, Powers & Johnson LLP
     23.1    Consent of Rothgerber, Appel, Powers & Johnson LLP (Reference is
             made to Exhibit 5.1)
     23.2    Consent of Deloitte & Touche LLP
   **24.1    Power of Attorney

--------

 * To be incorporated by reference from Current Report on Form 8-K prior to the offering of the Shares thereunder.

** Previously filed.